UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 12, 2005
SWIFT TRANSPORTATION CO., INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	0-18605	86-0666860

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 South 75th Avenue, Phoenix, Arizona	85043

(Address of Principal Executive Offices)	(Zip Code)
(602) 269-9700

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17\ CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On December 12, 2005, Robert W. Cunningham, the Company’s Chief Executive Officer was awarded a stock option grant of 50,000 shares with an exercise price of $19.16 pursuant to his employment agreement. This grant will vest ratably over a five year term and expire on December 12, 2012, its seventh anniversary. In addition, the Board of Directors established a 2006 incentive bonus for Mr. Cunningham. Under this arrangement, Mr. Cunningham may earn up to $300,000 in incentive pay if the Company meets certain financial performance goals.
ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS
On December 12, 2005, Dale M. Jensen submitted his resignation from the Company’s Board of Directors because of time commitments related to other business interests.
Mr. Jensen commented about his Board service: “I am proud to have served on the Board through the recent management transition period at Swift. I leave the Board confident that the Company’s management team is on the right track, and that the independent Board members will remain vigilant in protecting the interests of the stockholders.”
In conjunction with Mr. Jensen’s resignation, the size of the Board of Directors was reduced from ten to nine.
ITEM 8.01 OTHER EVENTS
On December 12, 2005 the Board of Directors adopted stock ownership guidelines for the Chief Executive Officer and executive vice presidents. These guidelines require stock ownership equal to one times annual base salary (three times annual base salary for the Chief Executive Officer) to be achieved within five years of the later of adoption of the guidelines or date of joining senior management. Under guidelines previously established for independent members of the Board of Directors, stock ownership is required, equal to $100,000, to be achieved within five years of the later of adoption of the guidelines or date of joining the Board of Directors.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: December 16, 2005

SWIFT TRANSPORTATION CO., INC.
/s/ Robert W. Cunningham
By: Robert W. Cunningham
Chief Executive Officer